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                                                                    EXHIBIT 3(a)


                      (As amended through August 29, 1999)

                  SECOND RESTATED ARTICLES OF INCORPORATION OF

                                   TEAM, INC.


                                   ARTICLE ONE

         Team, Inc., pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, hereby adopts its Second Restated Articles of Incorporation, which accurately copy the prior Restated Articles of Incorporation and all amendments thereto that are in effect to date and such Second Restated Articles of Incorporation contain no change in any provision thereof.

                                   ARTICLE TWO

         The Second Restated Articles of Incorporation were adopted by resolution of the Board of Directors of the Corporation on October 25, 1989.

                                  ARTICLE THREE

         The prior Restated Articles of Incorporation and all amendments and supplements thereto are hereby superseded by the following Second Restated Articles of Incorporation which accurately copy the entire text thereof:

                                   "ARTICLE I.

         The name of the Corporation is TEAM, INC.

                                   ARTICLE II.

         The period of its duration is perpetual.

                                  ARTICLE III.

         The purpose for which the Corporation is organized is to transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                   ARTICLE IV.

                          (As amended October 23, 1998)

         The aggregate number of shares which the Corporation shall have the authority to issue is Thirty Million Five Hundred Thousand (30,500,000) shares, of which Thirty Million (30,000,000) shares shall be common shares of Thirty Cents ($0.30) par value each and Five Hundred Thousand


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(500,000) shares shall be preferred shares of One Hundred Dollars ($100) par value each, issuable in series.

         The Board of Directors is hereby authorized from time to time to divide all or any part of the preferred shares into series thereof and to fix and determine variations, if any, between any series so established as to any one or more of the following matters:

                  (i) The rate of dividends;

                  (ii) The price at and the terms and conditions under which shares may be redeemed;

                  (iii) The amount payable upon shares in the event of voluntary liquidation;

                  (iv) The amount payable upon shares in the event of involuntary liquidation;

                  (v) Sinking fund provisions for the redemption or purchase of shares;

                  (vi) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

                  (vii) Voting rights; and

                  (viii) Any and all such other provisions as may be fixed or determined by the Board of Directors of the Corporation pursuant to Texas law.

         All shares of preferred stock shall be identical except as to the relative rights and preferences fixed and determined from time to time by the Board of Directors with respect to different series of shares when each such series is established in accordance with the Articles of Incorporation, as amended, and the Texas Business Corporation Act.

         The following provisions set forth the preferences, limitations and relative rights of the classes of shares:

         (1) Preferred Dividends. The holders of all preferred shares, regardless of series, at the time outstanding shall be entitled to receive, when and as declared to be payable by the Board of Directors, out of any funds legally available for the payment thereof, dividends at the rate theretofore fixed by the Board of Directors for each series of such preferred shares that have theretofore been established, and no more, with dividend payment dates at such intervals as the Board of Directors shall determine.

         (2) Dividends Other Than Preferred Dividends. After adequate provision has been made for payment of full dividends on all preferred shares then outstanding for all past dividend periods and for the current dividend period, the Board of Directors may declare such further dividends as are permitted by law, and the Board of Directors shall have the absolute discretion of fixing the fashion


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in which holders of preferred shares and holders of common shares shall participate in such further dividends, with provision being made for one class participating more fully than the other or to the total exclusion of the other.

         (3) Cumulativeness of Preferred Dividends. Dividends on all preferred shares, regardless of series, shall be cumulative. No dividends shall be declared on any shares of any series of preferred shares for any dividend period unless all dividends accumulated for all prior dividend periods shall have been declared or shall then be declared at the same time upon all preferred shares then outstanding. No dividends shall be declared on shares of any series of preferred shares unless a dividend for the same period shall be declared at the same time upon all preferred shares outstanding at the time of such declaration in like proportion to the dividend rate then declared. No dividends shall be declared or paid on the common shares unless full dividends on all the preferred shares then outstanding for all past dividend periods and for the current dividend period shall have been declared and the Corporation shall have paid such dividends or shall have set apart a sum sufficient for the payment thereof.

         (4) Preferences on Liquidation. In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of each series of the then outstanding preferred shares shall be entitled to receive the amount fixed for such purpose in the resolution or resolutions of the Board of Directors establishing the respective series of preferred shares that might then be outstanding, together with a sum equal to the amount of all accumulated and unpaid dividends thereon at the dividend rate fixed therefor in the aforesaid resolution or resolutions. After such payment to such holders of preferred shares, the remaining assets and funds of the Corporation shall be distributed pro rata among the holders of the common shares. A consolidation, merger or other reorganization of the Corporation with any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation shall not be considered a dissolution, liquidation or winding up of the Corporation within the meaning of these provisions.

         (5) Redemption Privileges of the Corporation. The whole or any part of the outstanding preferred shares or the whole or any part of any series thereof may be called for redemption and redeemed at any time at the option of the Corporation, exercisable by the Board of Directors upon thirty (30) days' notice by mail to the holders of such shares as are to be redeemed, by paying therefor in cash the redemption price fixed for such shares in the resolution or resolutions of the Board of Directors establishing the respective series of which the shares to be redeemed are a part, together with a sum equal to the amount of all accumulated and unpaid dividends thereon at the dividend rate fixed therefor in the aforesaid resolution or resolutions to the date fixed for such redemption. The Corporation may redeem the whole or any part of the shares of any series without redeeming the whole or any part of the shares of any other series; provided, however, that if at any time less than the whole of the preferred shares of any particular series then outstanding shall be called for redemption, the particular shares called for redemption shall be determined by lot or by such other equitable method as may be determined by the Board of Directors. The Corporation may, on or prior to the date fixed for redemption of redeemable shares as specified in the notice, deposit with any bank or trust company in the City of Houston, Texas, or any bank or trust company in the United States duly appointed and acting as transfer agent for such Corporation, as a trust fund, a sum

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sufficient to redeem shares called for redemption, with irrevocable instructions and authority to such bank or trust company to give or complete the notice of redemption thereof and to pay, on or after the date fixed for such redemption, to the respective holders of shares, as evidenced by a list of holders of such shares certified by the corporation by its President or a Vice President and by its Secretary or an Assistant Secretary, the redemptive price upon the surrender of their respective share certificates. Thereafter, from and after the date fixed for redemption, such shares shall be deemed to be redeemed and dividends thereon shall cease to accrue after such date fixed for redemption. Such deposit shall be deemed to constitute full payment of such shares to their holders. Thereafter, such shares shall no longer be deemed to be outstanding, and the holders thereof shall cease to be shareholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemptive price of such shares without interest, upon the surrender of their respective certificates therefor, and any right to convert such shares which may exist. In case the holders of such shares shall not, within six (6) years after such deposit, claim the amount deposited for redemption thereof, such bank or trust company shall upon demand pay over to the Corporation the balance of such amount so deposited to be held in trust and such bank or trust company shall thereupon be relieved of all responsibility to the holders thereof.

         (6) Conversion Privilege. The Board of Directors is authorized to grant or to deny to the holders of shares of one or more of the series of preferred shares the right to convert such preferred shares into common shares with par value of thirty cents ($0.30) a share, and the Board of Directors is further authorized to fix and determine the terms and conditions on which such preferred shares may be so converted into common shares. The conversion rights granted, fixed and determined pursuant to the preceding sentence, along with the terms and conditions thereof, shall be set forth in the resolution or resolutions in which the Board of Directors establishes the respective series of preferred shares.

         (7) Preemptive Rights Denied. No shareholder of the Corporation shall have any preemptive right to acquire any additional unissued or treasury shares of the Corporation of any class now or hereafter authorized or held.

         (8) Voting Rights. The holders of common shares shall vote one (1) vote for each share of common stock with respect to all of the affairs of the Corporation. The Board of Directors is authorized to fix and determine or to deny voting rights with respect to one or more series of the preferred shares, and such voting rights shall be fixed and determined or denied in the resolution or resolutions adopted by the Board of Directors by which such respective series of preferred shares is established. Except as required by law, the holders of preferred shares having voting rights and the holders of common shares shall vote together as one class. Shareholders of this Corporation shall not have the right to accumulate their votes at any election of directors.



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                                   ARTICLE V.

         The Corporation will not commence business until it has received for the issuance of its shares consideration of a value of at least $1,000, consisting of money, labor done or property actually received.

                                   ARTICLE VI.

         A director of the Corporation is not liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director except for liability for: (i) a breach of a director's duty of loyalty to the Corporation or its shareholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received improper benefit, whether or not the benefit resulted from an action taken with the scope of the director's office; (iv) an act or omission for which the liability of a director is expressly provided for by statute; or (v) an act related to an unlawful stock repurchase or payment of a dividend.

                                  ARTICLE VII.

                                  -- Deleted --

                                  ARTICLE VIII.

         The Corporation shall have the power to indemnify directors, officers, employees and agents pursuant to applicable law.

                                   ARTICLE IX.

         No contract or other transaction between the Corporation and any other corporation shall be affected by the fact that one or more of the directors or officers of this Corporation is interested in or is a director or officer of such other Corporation, and any director or officer individually may be a party to or may be interested in any contract or transaction of this Corporation. No contract or transaction of this Corporation with any person or persons, firm or association shall be affected by the fact that any director or officer of this Corporation is a party to or interested in such contract or transaction, or in any way connected with such person or persons, firm or association, provided that the interest in any such contract or other transaction of any such director or officer shall be fully disclosed and that such contract or other transaction shall be authorized or ratified by the vote of a sufficient number of directors of the company not so interested. In the absence of fraud, no director or officer having such adverse interest shall be liable to the Corporation or to any shareholder or creditor thereof, or to any other person, for any loss incurred by it under or by reason of such contract or transaction, nor shall any such director or officer be accountable for any gains or profits realized thereon. In any case described in this Article IX, any such director may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize or ratify any such contract or transaction.



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                                   ARTICLE X.

         The address of the initial registered office of the Corporation is 1930 Two Shell Plaza, Houston, Texas. The name of the initial registered agent of the Corporation at such address is Sidney B. Williams.

                                   ARTICLE XI.

         1. Number and Classification of Company's Board of Directors. The number of directors which shall constitute the whole Board of Directors of the Corporation shall be not less than six (6) nor more than nine (9) as specified from time to time by action of the Board of Directors pursuant to the Bylaws. The directors shall be classified into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors originally elected to Class I shall serve for a term expiring at the annual meeting of shareholders to be held in 1990, the directors originally elected to Class II shall serve for a term expiring at the annual meeting of shareholders to be held in 1991 and the directors originally elected to Class III shall serve for a term expiring at the annual meeting of shareholders to be held in 1992. The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified or disabled, or shall otherwise be removed.

         At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

         Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. If any newly created directorship may, consistent with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to one or two or more classes, the Board of Directors shall allocate it to that of the available classes whose terms of office are due to expire at the earliest date following such allocation. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         2. Removal. No director of the Corporation shall be removed from his office as a director by vote or other action of shareholders or otherwise except for cause.

         3. Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the number of directors may be filled by the affirmative vote of a majority of the


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directors for a term of office continuing only until the next election of one or more directors by the shareholders entitled to vote thereon; provided, however, that the Board of Directors shall not fill more than two such directorships during the period between two successive annual meetings of shareholders. Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected to fill any such vacancy shall hold office for the remainder of the full term of the director whose departure from the Board of Directors created the vacancy and until such newly elected director's successor shall have been elected and qualified.

         4. Provision, Repeal, Etc. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote on the election of directors, voting together as a single class, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, this Article XI or any parallel or similar provision contained in the Bylaws of the Corporation.

                                  ARTICLE XII.

         1. Vote Required for Certain Business Combinations. In addition to any affirmative vote required by law or these Articles of Incorporation or the Bylaws of the Corporation, and except as otherwise expressly provided in Section 2 of this Article XII, a Business Combination (as hereinafter defined) with, or proposed by or on behalf of, any Related Person (as hereinafter defined) or any Affiliate or Associate (as hereinafter defined) of any Related Person or any person who thereafter would be an Affiliate or Associate of such Related Person, shall require the affirmative vote of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all of the then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class, and the affirmative vote of not less than a majority of the votes entitled to be cast by the Voting Stock beneficially owned by persons other than such Related Person. Each share of Voting Stock shall have the number of votes granted to it in, or duly fixed by the Board of Directors pursuant to, Article IV of these Articles of Incorporation. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law, or in any agreement with any national securities exchange or otherwise.

         2. Exceptions to Higher Vote Requirement. The provisions of Section 1 of this Article XII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of these Articles of Incorporation or the Bylaws of the Corporation, or any agreement with any national securities exchange, if all of the conditions specified in either of the following Paragraphs (a) or (b) are met or, in the case of a Business Combination not involving the payment of consideration to the holders of the Corporation's outstanding Capital Stock (as hereinafter defined), if the condition specified in the following Paragraph (a) is met:



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         (a) The Business Combination shall have been approved either specifically or as a transaction which is within an approved category of transactions, by a majority (whether such approval is made prior to or subsequent to the acquisition of or announcement or public disclosure of the intention to acquire, beneficial ownership of the Voting Stock that caused the Related Person to become a Related Person) of the Continuing Directors (as hereinafter defined).

         (b) All of the following conditions shall have been met:

                  (i) The aggregate amount of cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of common stock of the Corporation in such Business Combination shall be at least equal to the higher amount determined under clauses (A) and (B) below:

                           (A) (If applicable) the highest per share price
(including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Related Person for any share of common stock of the Corporation in connection with the acquisition by the Related Person of beneficial ownership of shares of common stock,

                                    (x) within the two-year period immediately
prior to the first public announcement of the proposed Business Combination (the "Announcement Date"), or

                                    (y) in the transaction in which it became a
Related Person,

whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the common stock of the Corporation; and

                           (B) The Fair Market Value per share of common stock
of the Corporation on the Announcement Date or on the date (the "Determination Date") on which the Related Person became a Related Person, whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the common stock of the Corporation.

                  (ii) The aggregate amount of cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock, other than common stock of the Corporation, shall be at least equal to the highest amount determined under clauses (A), (B) and (C) below:

                           (A) (If applicable) the highest per share price
(including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Related Person for any share of such class or series of Capital Stock in connection with the acquisition by the Related Person of beneficial ownership of shares of such class or series of Capital Stock,



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                                    (x) within the two-year period immediately
prior to the Announcement Date, or

                                    (y) in the transaction in which it became a
Related Person,

whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock;

                           (B) The Fair Market Value per share of such class or
series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock; and

                           (C) (If applicable) the highest preferential amount
per share to which the holders of shares of such class or series of Capital Stock would be entitled, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation regardless of whether the Business Combination to be consummated constitutes such an event.

The provisions of this Paragraph (b) shall be required to be met with respect to every class or series of outstanding Capital Stock, whether or not the Related Person has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.

                  (iii) The consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Related Person in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varies as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Related Person.

                  (iv) After the Determination Date and prior to the consummation of such Business Combination:

                           (A) Except as approved by a majority of the
Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock;

                           (B) There shall have been no reduction in the annual
rate of dividends paid on the common stock of the Corporation (except as necessary to reflect any stock split, stock dividend or subdivision of the common stock of the Corporation), except as approved by a majority of the Continuing Directors;


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                           (C) There shall have been an increase in the annual
rate of dividends paid on the common stock of the Corporation as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of common stock of the Corporation, unless the failure to increase such annual rate is approved by a majority of the Continuing Directors; and

                           (D) Such Related Person shall not have become the
beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Related Person becoming a Related Person and except in a transaction that, after giving effect thereto, would not result in any increase in the Related Person's percentage beneficial ownership of any class or series of Capital Stock.

                  (v) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Act") (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all shareholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or lack of fairness) of the terms of the Business Combination from the financial point of view of the holders of the outstanding shares of Capital Stock other than the Related Person and its Affiliates or Associates, such investment banking firm to be furnished with all information it reasonably requests and to be paid a reasonable fee for its services by the Corporation.

                  (vi) Such Related Person shall not have made any major change in the Corporation's business or equity capital structure without the approval of a majority of the Continuing Directors.

                  (vii) After the Determination Date, the Related Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

         3. Certain Definitions. The following definitions shall apply with respect to this Article XII:

         (a) The term "Business Combination" shall mean:

                  (i) Any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (A) any Related Person or (B) any other company (whether or not itself a Related


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Person) which is, or after such merger or consolidation would be, an Affiliate or Associate of a Related Person; or

                  (ii) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) to, with or for the benefit of any Related Person or any Affiliate or Associate of any Related Person involving any assets, securities or commitments of the Corporation, any Subsidiary or any Related Person or any Affiliate or Associate of any Related Person which (except for any arrangement, whether as employee, consultant or otherwise, other than as a director, pursuant to which any Related Person or any Affiliate or Associate thereof shall, directly or indirectly, have any control over or responsibility for the management of any aspect of the business or affairs of the Corporation, with respect to which arrangements the value tests set forth below shall not apply), together with all other such arrangements (including all contemplated future events), has an aggregate Fair Market Value and/or involves aggregate commitments of $2,500,000 or more or constitutes more than five percent (5%) of the book value of the total assets (in the case of transactions involving assets or commitments other than capital stock) or five percent (5%) of the shareholders' equity (in the case of transactions in capital stock) of the entity in question (the "Substantial Part"), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the shareholders of the Corporation would be required to approve or authorize the Business Combination involving the assets, securities and/or commitments constituting any Substantial Part; or

                  (iii) The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Related Person or any Affiliate or Associate of any Related Person; or

                  (iv) Any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with, into or otherwise involving a Related Person) that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Security (as hereinafter defined) of the Corporation or any Subsidiary, that is beneficially owned by any Related Person or any Affiliate or Associate of any Related Person; or

                  (v) Any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (i) to (iv).

         (b) The term "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article IV of these Articles of Incorporation, and the term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to the shareholders of the Corporation generally.



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         (c) The term "person" shall mean any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

         (d) The term "Related Person" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity and other than any person who on the date of adoption by the Corporation's Board of Directors of this Article XII was the holder of five percent (5%) of more of the outstanding shares of common stock of the Corporation) who or which (i) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Voting Stock representing ten percent (10%) of more of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock; or (ii) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing ten percent (10%) of more of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock; or (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any Related Person, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

         (e) A person shall be a "beneficial owner" of any Capital Stock (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (ii) which such person or any of its Affiliates or Associates has, directly or indirectly, (A) the right to Acquire (whether such right is exercisable immediately or only after the passage of time and notwithstanding that Rule 13d-3 under the Act deems such shares to be beneficially owned only if such right may be exercised within sixty (60) days), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or
(iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is a Related Person pursuant to Paragraph (d) of this Section 3, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Paragraph (e) of Section 3, but shall not include any other shares of Capital Stock that may be issuable pursuant to any arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

         (f) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Act as in effect on September 1, 1989 (the term "registrant" in said Rule 12b-2 meaning, in this case, the Corporation).


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



         (g) The term "Subsidiary" means any company of which a majority of any class of Equity Security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Related Person set forth in Paragraph (d) of this Section 3, the term "Subsidiary" shall mean only a company of which a majority of each class of Equity Security is beneficially owned by the Corporation.

         (h) The term "Continuing Director" means any member of the Board of Directors of the Corporation, while such person is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Related Person and was a member of the Board of Directors prior to the Determination Date, and any successor of a Continuing Director, while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Related Person and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

         (i) The term "Fair Market Value" means (i) in the case of stock, the highest closing sales price during the 30-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (ii) in the case of property other than stock, ,the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

         (j) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Paragraphs (b)(i) and (b)(ii) of Section 2 of this Article XII shall include the shares of common stock of the Corporation and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

         (k) The term "Equity Security" shall have the meaning ascribed to such term in Section 3(a)(11) of the Act, as in effect on September 1, 1989.

         4. Powers of Continuing Directors. A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this
Article XII, on the basis of information known to them after reasonable inquiry, any and all questions, interpretations and determinations arising under, or with regard to the application of, this Article XII, including, without limitation,
(a) whether a person is a Related Person, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether a Business Combination is with, or proposed by, or on behalf of a Related Person or an Affiliate or Associate of a Related Person, (e) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $2,500,000 or more, and (f) whether the assets or securities that are the subject of any Business


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

Combination constitute a Substantial Part. Any such determination made in good faith shall be binding and conclusive on all parties.

         5. No Effect on Fiduciary Obligations of Related Persons. Nothing contained in this Article XII shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

         6. Compliance with this Article XII. The fact that any Business Combination complies with the provisions of Section 2 of this Article XII shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the shareholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

         7. Business Combinations Proposed by a Related Person. For the purposes of this Article XII, a Business Combination is presumed to have been proposed by, or on behalf of, a Related Person or an Affiliate or Associate of a Related Person or a person who thereafter would become such if (a) after the Related Person became such, the Business Combination is proposed following the election of any director of the Corporation who with respect to such Related Person, would not qualify to serve as a Continuing Director or (b) such Related Person, Affiliate, Associate or person votes for or consents to the adoption of any such Business Combination, unless as to such Related Person, Affiliate, Associate or person a majority of the Continuing Directors makes a good faith determination that such Business Combination is not proposed by or on behalf of such Related Person, Affiliate, Associate or person, based on information known to them after reasonably inquiry.

         8. Provision, Repeal, Etc. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least eight percent (80%) of the voting power of all outstanding shares of Voting Stock, voting together as a single class, and the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of Voting Stock, voting together as a single class, excluding the Voting Stock beneficially owned by a Related Person, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, this Article XII."

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